Exhibit 99.1

For more information contact: Russ Knittel Synaptics Incorporated 408-434-0110x140 russk@synaptics.com	Jennifer Jarman The Blueshirt Group 415-217-7722 jennifer@blueshirtgroup.com

Synaptics Reports Record First Quarter Results

San Jose, CA — October 21, 2004 — Synaptics (Nasdaq: SYNA), a leader in interface solutions for mobile computing, communications, and entertainment devices, today reported financial results for the first fiscal quarter ended September 30, 2004.

Net revenue for the first quarter of fiscal 2005 was $38.1 million, an increase of approximately 29% over the $29.6 million for the first quarter of fiscal 2004. GAAP net income for the first quarter of fiscal 2005 was $4.4 million, or $0.16 per diluted share. This represents an increase of approximately 95% compared with GAAP net income of $2.3 million, or $0.09 per diluted share, for the first quarter of fiscal 2004.

“We achieved sequential revenue and net income growth in the first fiscal quarter of approximately 8% and 19%, respectively,” stated Francis Lee, President and Chief Executive Officer of Synaptics. “Our performance exceeded our expectations and was driven by improved gross margins and continued momentum in the portable digital entertainment market. Revenues from our new market initiatives grew strongly to 33% of total revenues, the highest quarterly revenue to date. Design activity remains robust across our key target markets, and we are excited about our new solutions for desktop PCs and portable consumer devices as we enter the holiday period.”

Russ Knittel, Synaptics’ Chief Financial Officer, added, “Our visibility entering the December quarter is greatly improved, evidenced by our record backlog of more than $39 million. We are projecting significant sequential revenue growth in the range of 35% to 45% in the second fiscal quarter primarily reflecting continued strong demand for portable digital music players. We expect revenues in the March quarter to be in excess of the September quarter levels but down sequentially based on seasonal patterns, the extent of which will depend largely on end device sell-through in the December quarter.”

Earnings Call Information

The Synaptics first quarter teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, October 21, 2004, during which management may discuss forward-looking information. To participate on the live call, analysts and investors should dial 800-218-8862 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://www.synaptics.com/.

About Synaptics Incorporated

Synaptics is a leading developer of interface solutions for mobile computing, communications and entertainment devices, with its products found in over 50 percent of today’s notebook computers. Synaptics’ engineered solutions for device manufacturers include: TouchPad™ the industry standard notebook navigation device; MobileTouch™, a customizable scrolling, input and navigation solution for mobile handsets; TouchRing™, a one dimensional scrolling solution for MP3 devices; and QuickStroke®, a proprietary Chinese handwriting recognition software. More information about Synaptics can be found on the web at www.synaptics.com.

This press release contains “forward-looking” statements, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding Synaptics’ revenue expectations and competitive position in both notebook computers and new market initiatives. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) market demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ products, (c) the failure of Synaptics’ products and OEMs’ products to deliver commercially acceptable performance, and (d) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q, current reports on Form 8-K, and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.

(Tables to Follow)

SYNAPTICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	June 30,
	2004	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$59,837	$59,489
Short term investments	37,463	36,810
Accounts receivable, net of allowances of $164 and $130 at September 30, 2004, and June 30, 2004, respectively	29,462	21,875
Inventories	7,684	6,525
Prepaid expenses and other current assets	3,323	3,083

Total current assets	137,769	127,782
Property and equipment, net	1,853	1,829
Goodwill	1,927	1,927
Other assets	1,040	1,115

Total assets	$142,589	$132,653

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$11,325	$9,220
Accrued compensation	3,143	4,594
Accrued warranty	596	704
Income taxes payable	7,102	4,018
Other accrued liabilities	3,296	2,594
Capital leases and equipment financing obligations	—	28

Total current liabilities	25,462	21,158
Note payable to a related party	1,500	1,500
Other liabilities	854	855
Commitments and contingencies
Stockholders’ equity:
Preferred stock; $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 60,000,000 shares authorized; 25,165,274 and 24,987,398 shares issued and outstanding, respectively	25	25
Additional paid in capital	89,353	88,334
Deferred stock compensation	(532)	(634)
Retained earnings	26,006	21,575
Accumulated other comprehensive loss	(79)	(160)

Total stockholders’ equity	114,773	109,140

Total liabilities and stockholders’ equity	$142,589	$132,653

SYNAPTICS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and share data)
(unaudited)

	Three Months Ended	Three Months Ended
	September 30,	September 30,
	2004	2003
Net revenue	$38,091	$29,571
Cost of revenue	20,899	17,426

Gross margin	17,192	12,145
Operating expenses
Research and development	6,043	5,096
Selling, general, and administrative	3,766	3,074
Amortization of deferred stock compensation	102	137
Restructuring	—	432

Total operating expenses	9,911	8,739

Operating income	7,281	3,406
Interest income	268	226
Interest expense	(26)	(34)

Income before income taxes	7,523	3,598
Provision for income taxes	3,092	1,331

Net income	$4,431	$2,267

Net income per share:
Basic	$0.18	$0.09

Diluted	$0.16	$0.09

Shares used in computing net income per share:
Basic	25,098,648	24,013,482

Diluted	27,693,808	26,526,878

Non-GAAP results (unaudited)
Reported net income	$4,431	$2,267
Non-GAAP adjustments:
Amortization of deferred stock compensation	102	137
Restructuring, net of tax	—	272

Non-GAAP net income	$4,533	$2,676

Non-GAAP earnings per share
Basic	$0.18	$0.11

Diluted	$0.16	$0.10